UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2008

EQUITY MEDIA HOLDINGS  CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51418	20-2763411
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Shackleford Drive, Suite 400 Little Rock, Arkansas	72211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 219-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy and Receivership Arrangement

On December 8, 2008, Equity Media Holdings Corporation filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Eastern District of Arkansas.  Equity Media determined to file for relief under Chapter 11 after extensively exploring all of its options.  Equity Media believes that the Chapter 11 process provides the best alternative for maximizing the value of the Company for the benefit of its stakeholders including lenders, stockholders, suppliers, customers and employees.  Equity Media will continue to take additional steps in connection with this filing, including seeking to obtain debtor in possession financing and relief from the court to service its payroll obligations, in order to continue operations, and the development and submission of a plan of reorganization to the Court.  A press release announcing the filing was issued by the Company on December 9, 2008 and a copy of such release is included with this Report as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 8, the board of directors terminated Patrick Doran as Chief Financial Officer of the Company.   On December 10, Robert Becker was affirmed by the board of directors of the Company as the Company’s Chief Operating Officer and principal executive officer.  Concurrently with such appointment, John Oxendine, the Company’s Chief Executive Officer resigned from such office, although he remains a member of the board of directors.  Mr. Becker is a director of the Company.  For his services as Chief Operating Officer, Mr. Becker will receive a monthly salary of $23,333.33 and will be reimbursed for reasonable expenses.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits

(d)	Exhibits:

99.1                 Press Release, dated December 9, 2008

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY MEDIA HOLDINGS CORPORATION

December 12, 2008	By:	/s/ Robert Becker
Robert Becker
Chief Operating Officer

3